Exhibit 99.1

Contact:

Robin Fastenau
Manager of Corporate Communications
Trimeris, Inc.
(919) 419-6050

TRIMERIS ANNOUNCES NEW BOARD APPOINTMENTS

Felix J. Baker, Ph.D. and Julian C. Baker Elected to Board of Directors

DURHAM, N.C., April 27, 2004 – Trimeris, Inc. (Nasdaq: TRMS) today announced that Felix J. Baker, Ph.D. and Julian C. Baker, managing members of Baker Bros. Advisors, LLC and Trimeris’ largest shareholder, have been appointed to the Board of Directors of the Company. Felix and Julian Baker have extensive investment and management experience in the biotechnology industry. Felix Baker serves on the Boards of Directors of Neurogen Corporation, Seattle Genetics, Inc. and Conjuchem, Inc. Julian Baker serves on the Boards of Directors of Neurogen Corporation and Incyte Corporation.

“We are excited that Felix and Julian Baker have joined our Board at this stage of our corporate development,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. “We believe their expertise will be invaluable as we continue to work towards making FUZEON a commercial success and building the future of Trimeris.”

“As significant investors in Trimeris, we are pleased to be invited to join the Board of Directors,” said Julian Baker. “We share Trimeris’ long-term vision and look forward to further developing our long-standing relationship with the Company.”

In connection with the appointment of Felix and Julian Baker to the Board of Directors, the Company granted them limited rights to request registration for shares of Trimeris stock that they may purchase in the future during their service as directors. In addition, the agreement grants them the ability to request “piggyback” registration in connection with any future offering executed by the Company.

ABOUT TRIMERIS, INC.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

TRIMERIS SAFE HARBOR STATEMENT

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

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